As filed with the Securities and Exchange Commission on January 20, 2010
File No. 333-164399

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10/A
(Amendment No. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALEXCO RESOURCE CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	91-0742812

(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)
Suite 1150-200 Granville Street
Vancouver, British Columbia, Canada V6C 1S4
(604) 633-4888

(Address and telephone number of Registrant’s principal executive offices)
Alexco Resource U.S. Corp.
Suite I-102
88 Inverness Circle East
Englewood, Colorado 80112
(303) 862-3929

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies to:

Kenneth G. Sam	Corey Dean	Bob Wooder	Riccardo Leofanti
Jason K. Brenkert	DuMoulin Black LLP	Blake, Cassels & Graydon	Skadden, Arps, Slate,
Dorsey & Whitney LLP	10th Floor — 595 Howe Street	595 Burrard Street, Suite	Meagher & Flom LLP
Republic Plaza Building,	Vancouver, BC V6C 2T5	2600	222 Bay Street, Suite 1750
Suite 4700	Canada	Three Bentall Centre	Toronto, ON M5K 1J5
370 Seventeenth Street		Vancouver, BC V7X 1L3	Canada
Denver, Colorado 80202		Canada
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective
Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ___(date) at___(time) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ___(date) at ___(time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ___(date).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐
Explanatory Note: The Registrant hereby amends its Registration Statement on Form F-10 filed with the Commission on January 19, 2010, to include the amended and restated preliminary short form prospectus filed in Canada on the date hereof, relating to the offering of securities of the Registrant in Canada and the United States.
CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum	Amount of
securities to be registered	aggregate offering price (1)	registration fee (2)
Common Shares	$28,642,986.75	$2,042.24
TOTAL	$28,642,986.75	$2,042.24

(1)	Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the common shares to be registered. The proposed maximum initial offering price per common share will be determined at a future date. In no event will the aggregate initial offering price of all common shares issued pursuant to this Registration Statement exceed U.S.$28,642,986.75. Based on the maximum initial offering price of Cdn$29,583,750 converted into U.S. dollars based on the noon rate of exchange on January 19, 2010, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals US$0.9682.

(2)	The Registrant previously paid a registration fee of $1,999.65 in relation to the registration of up to $28,045,625 aggregate maximum offering price of securities under the original Registration Statement of Form F-10 filed with the Commission on January 19, 2010. In connection with this Amendment No. 1 to the Registration Statement on Form F-10, the Registrant is paying a registration fee of $42.59 in connection with the registration of the remaining $597,361.75 in aggregate maximum offering price.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2010
AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS
Amending and Restating the Preliminary Short Form Prospectus dated January 19, 2010
ALEXCO RESOURCE CORP.
C$25,725,000
7,350,000 COMMON SHARES
This short form prospectus (the “Prospectus”) qualifies for distribution (the “Offering”) common shares (“Common Shares”) of Alexco Resource Corp. (“Alexco” or the “Company”). The Offering is made pursuant to an underwriting agreement (the “Underwriting Agreement”) dated January 20, 2010 among Canaccord Financial Ltd. and Cormark Securities Inc. (collectively, the “Underwriters”) and the Company.
An investment in Alexco’s securities involves a high degree of risk. Investors should carefully read the “Risk Factors” section detailed in this Prospectus.
This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.
Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.
The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is existing under the laws of British Columbia, Canada, a significant number of its officers and directors are residents of Canada, that some or all of the experts named in this Prospectus are residents of Canada, and that a substantial portion of the assets of the Company and said persons are located outside the United States.
NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

ii

Price:
C$3.50 per Common Share

			Proceeds to
	Price to the Public (1)	Underwriters’ Fee (2)	the Company (3)
Per Common Share	$3.50	$0.245	$3.255
Total (4)	$25,725,000	$1,800,750	$23,924,250

Notes:

(1)	See “Plan of Distribution”.

(2)	A fee (the “Underwriters’ Fee”) equal to $0.245 per Common Share from the sale of the Common Shares will be paid to the Underwriters upon completion of the Offering. See “Plan of Distribution”.

(3)	Before deducting expenses of this Offering, estimated to be approximately $300,000, which together with the Underwriters Fee, will be paid from the proceeds to the Company of the Offering.

(4)	If the Over-Allotment Option (as hereinafter defined) is exercised in full, the total number of Common Shares sold under the Offering will be 8,452,500, the total Price to the Public will be $29,583,750, the total Underwriter’s Fee will be $2,070,862.50 and total net proceeds to the Company will be 27,512,887.50, before deducting costs of the Offering.
An investment in Alexco’s securities involves a high degree of risk. Investors should carefully read the “Risk Factors” section detailed in this Prospectus.
The offering price of C$3.50 per Common Share (“Offering Price”) has been determined by negotiation between Alexco and the Underwriters.
The Company has also granted the Underwriters an option (the “Over-Allotment Option”), exercisable in whole or in part in the sole discretion of the Underwriters at any time up to 5:00 p.m. (Toronto time) on the date that is 30 days following the Closing Date (as hereinafter defined), to purchase up to an additional 1,102,500 Common Shares (the “Over-Allotment Shares”), at a price of $3.50 per Over-Allotment Share solely to cover over-allotments, if any, and for market stabilization purposes. This Prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares (see “Plan of Distribution”). A purchaser who acquires any Over-Allotment Shares acquires those securities under this Prospectus, regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. References to “Common Shares” in this Prospectus shall include the up to 1,102,500 Common Shares comprising the Over-Allotment Shares, as applicable in the context used. The following table sets forth the number of securities issuable under the Over-Allotment Option to the Underwriters:

Maximum size	Percentage of Offering	Exercise period	Exercise price
1,102,500 Common Shares	15% of the Offering	up to 30 days following the Closing Date	$3.50 per Common Share
There are no securities of the Company issuable as compensation to the Underwriters in connection with the Offering.
The Underwriters, as principals, conditionally offer the Common Shares, subject to prior sale, if, as and when issued by Alexco and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement as referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of Alexco by DuMoulin Black LLP and Dorsey & Whitney LLP and on behalf of the Underwriters by Blake, Cassels & Graydon LLP and Skadden, Arps, Slate, Meagher & Flom LLP. Subscriptions for the Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. A definitive certificate or certificates representing the Common Shares to be issued to purchasers pursuant to the Offering will be issued in registered form to CDS & Co. (“CDS”) or its nominee and will be deposited with CDS at the closing of the Offering, which is expected to occur on or about February 11, 2010 (the

 iii
“Closing Date”) but in any event no later than 42 days following the date of a final receipt for this Prospectus. A purchaser of Common Shares will receive only a customer confirmation or confirmations from a registered dealer who is a CDS participant and from or through which the Common Shares are purchased.
In accordance with applicable laws and policies, the Underwriters may effect transactions that stabilize or maintain the market price of the Company’s common shares at a level other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”. The Underwriters propose to offer the Common Shares at the Offering Price. After the Underwriters have made reasonable efforts to sell all of the Common Shares by this Prospectus at such price, the Offering Price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price. The compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters to the Company. See “Plan of Distribution”.
The Company’s common shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “AXR” and on the NYSE AMEX Stock Exchange (formerly the American Stock Exchange) (“AMEX”) under the symbol “AXU”. The last sale price of the Company’s Common Shares as reported by the TSX and AMEX at the close of business on January 19, 2010 was C$3.90 per Common Share and US$3.78 per Common Share, respectively.
The Company has applied to the TSX and AMEX to list thereon the Common Shares to be distributed hereunder. Listing of such securities on the TSX and AMEX will be subject to the Company fulfilling all listing requirements of the TSX and AMEX.
The Company’s head office is located at Suite 1150, 200 Granville Street, Vancouver, British Columbia, V6C 1S4, Canada, and its registered and records office is located at 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, Canada.

ABOUT THIS PROSPECTUS
Investors should rely only on the information contained in or incorporated by reference into this Prospectus. Alexco has not authorized anyone to provide investors with different information. If anyone provides an investor with different or inconsistent information, it should not be relied on. Alexco is not, and the Underwriters are not, making an offer to sell the Common Shares in any jurisdiction where the offer or sale is not permitted. Investors should assume that the information contained in this Prospectus or in any document incorporated or deemed to be incorporated by reference into this Prospectus is accurate only as of the respective date of the document in which such information appears.
Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus are references to Canadian dollars. See “Exchange Rate Information”.
The Company’s financial statements that are incorporated by reference into this Prospectus have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). Canadian GAAP differs in some material respects from generally accepted accounting principles in the United States (“U.S. GAAP”), and so the Company’s financial statements may not be comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they apply to the financial statements of the Company, refer to note 22 of the Company’s consolidated financial statements prepared in accordance with Item 18 of Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) for the fiscal years ended June 30, 2009 and 2008, as incorporated by reference into this Prospectus and filed with the United States Securities and Exchange Commission (the “SEC”) on Form 40-F on September 28, 2009.
Except where specifically indicated otherwise, scientific and technical information included in this Prospectus regarding Alexco’s mineral properties has been prepared by or under the supervision of Stan Dodd, LG (Wash), Vice President, Exploration for Alexco and a Qualified Person as defined by Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”).
Unless the context otherwise requires, references in this Prospectus to “Alexco” and the “Company” includes Alexco Resource Corp. and each of its material subsidiaries.
CAUTIONARY NOTE TO UNITED STATES INVESTORS
This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this Prospectus have been, and will be, prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) Estimation of Mineral Resources and Mineral Reserves Best Practice Guideline. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits the disclosure of an historical estimate made prior to the adoption of NI 43-101 that does not otherwise comply with NI 43-101, using the historical terminology, if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101 and if so includes an explanation of the differences, and (d) includes any more recent estimates or data available. Such historical estimates are presented concerning certain of the Company’s properties described herein.
Canadian standards, including NI 43-101, differ significantly from the requirements of Industry Guide 7 promulgated by the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves”. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards under Industry Guide 7 do not define the terms and normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. Investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable.
Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC’s Industry Guide 7, and reserves reported by the Corporation in compliance with NI 43-101 may not qualify as “reserves” under Industry Guide 7 standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U. S. standards.
See “Glossary of Technical Terms” for a description of certain of the technical terms used in this Prospectus and the documents incorporated by reference herein and therein.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus and the documents incorporated by reference into this Prospectus contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws concerning the Company’s business plans, including but not limited to the exploration and development of the Bellekeno property as well as any of its other mineral properties and to the provision of consulting services; capital, operating and cash flow estimates; and other matters. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Statements concerning mineral reserve and resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Forward-looking statements may include, but are not limited to, statements with respect to future remediation and reclamation activities, future mineral exploration, the estimation of mineral reserves and mineral resources, the realization of mineral reserve and mineral resource estimates, future mine construction and development activities, future mine operation and production, the timing of activities and the amount of estimated revenues and expenses, the success of exploration activities, permitting time lines, requirements for additional capital and sources and uses of funds. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “plans”, “estimates”, “intends”, “strategy”, “goals”, “objectives” or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be “forward-looking statements.”
Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. Such factors include, but are not limited to, risks related to actual results of exploration and development activities; future results of consulting operations; actual results of remediation and reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold, silver and other commodities; possible variations in mineable resources, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; First Nation rights and title; continued capitalization and commercial viability; global economic conditions; competition; and delays in obtaining governmental approvals or financing or in the completion of development activities.
Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to those referred to in this Prospectus under the heading “Risk Factors” and elsewhere in this Prospectus, and in the documents incorporated by reference herein and therein. The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made and should not be relied on as representing the Company’s views on any subsequent date. While the Company anticipates that subsequent events may cause its views to change, the Company specifically disclaims any intention or any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by applicable law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.
EXCHANGE RATE INFORMATION
This Prospectus contains references to United States dollars (“US$”) and Canadian dollars (“$” or “Cdn$” or “C$”). The following table sets out, for each period indicated, the high and low closing exchange rates for one United States dollar expressed in Canadian dollars, the average of such exchange rates during such period (based on the average of the exchange rates on the last day of each month during the period), and the exchange rate at the end of such period based on the nominal noon exchange buying rate as reported by the Bank of Canada:
One U.S. dollar converted to Canadian dollar:

Year Ended
June 30	High	Low	Average	Close
2009	1.30	1.00	1.17	1.16
2008	1.08	0.92	1.01	1.02
2007	1.19	1.06	1.13	1.06

Six Months Ended
December 31	High	Low	Average	Close
2009	1.17	1.03	1.08	1.05
2008	1.30	1.00	1.13	1.22
On January 19, 2010, the nominal noon exchange rate as reported by the Bank of Canada for the conversion of one United States dollar into one Canadian dollar was US$1.00 equals C$1.03 (C$1.00 equals US$0.97).

GLOSSARY OF TECHNICAL TERMS
The following is a glossary of certain mining terms used in this Prospectus:

Au	Gold.

Deposit	A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures; such a deposit does not qualify as a commercially mineable ore body or as containing ore reserves, until final legal, technical, and economic factors have been resolved.

Dip	The angle at which a stratum is inclined from the horizontal.

g/t	Grams per tonne.

Grade	The amount of valuable metal in each tonne of ore, expressed as grams per tonne (g/t) for precious metals such as silver and gold, and as percent (%) for base metals such as lead and zinc.

km	Kilometers.

m	Meters.

Mineral Reserve, Proven Mineral Reserve, Probable Mineral Reserve	Under CIM standards, a Mineral Reserve is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by a preliminary feasibility study or feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

The terms “Mineral Reserve”, “Proven Mineral Reserve” and “Probable Mineral Reserve” used in this Prospectus are mining terms defined under CIM standards and used in accordance with NI 43-101. Mineral Reserves, Proven Mineral Reserves and Probable Mineral Reserves presented under CIM standards may not conform with the definitions of “reserves” or “proven reserves” or “probable reserves” under United States standards. See “ Cautionary Note to United States Investors”.

Mineral Reserves under CIM standards are those parts of Mineral Resources which, after the application of all mining factors, result in an estimated tonnage and grade which, in the opinion of the qualified person(s) making the estimates, is the basis of an economically viable project after taking account of all relevant processing, metallurgical, economic, marketing, legal, environment, socio-economic and government factors. Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility. The term “Mineral Reserve” need not necessarily signify that extraction facilities are in place or operative or that all governmental approvals have been received. It does signify that there are reasonable expectations of such approvals.

Under CIM standards, Mineral Reserves are sub-divided in order of increasing confidence into Probable Mineral Reserves and Proven Mineral Reserves. A Probable Mineral Reserve has a lower level of confidence than a Proven Mineral Reserve.

Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that the economic extraction can be justified.

Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some circumstances, a Measured Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that the economic extraction can be justified.

Mineral Resource, Measured Mineral Resource, Indicated Mineral Resource, Inferred Mineral Resource	Under CIM standards, Mineral Resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

The terms “mineral resource”, “measured mineral resource”, “indicated mineral resource”, and “inferred mineral resource” used in this Prospectus are mining terms defined under CIM standards and used in accordance with NI 43-101. They are not defined terms under United States standards and generally may not be used in documents filed with the SEC by U.S. companies. See “Cautionary Note to United States Investors”.

A mineral resource estimate is based on information on the geology of the deposit and the continuity of mineralization. Assumptions concerning economic and operating parameters, including cut-off grades and economic mining widths, based on factors typical for the type of deposit, may be used if these factors have not been specifically established for the deposit at the time of the mineral resource estimate. A mineral resource is categorized on the basis of the degree of confidence in the estimate of quantity and grade or quality of the deposit, as follows:

Inferred Mineral Resource: Under CIM standards, an Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Indicated Mineral Resource: Under CIM standards, an Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

Measured Mineral Resource: Under CIM standards, a Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Ore	A metal or mineral or a combination of these of sufficient value as to quality and quantity to enable it to be mined at a profit.

Ounce or oz	A troy ounce or twenty penny weights or 480 grains or 31.103 grams.

Quartz	A mineral composed of silicon dioxide.

Strike	Direction or trend of a geologic structure.

Tonne	Metric unit of weight equivalent to volume multiplied by specific gravity; equivalent to 1.102 tons or 1,000 kilograms (2,204.6 pounds).

Vein	Thin sheet-like intrusion into a fissure or crack, commonly bearing quartz.
Metric Equivalents
The following table sets forth the factors for converting between Imperial measurements and metric equivalents:

To Convert From	To	Multiply By
Feet	Meters	0.305
Meters	Feet	3.281
Miles	Kilometers (“km”)	1.609
Kilometers	Miles	0.6214
Grams	Ounces (Troy)	0.03215
Grams/Tonnes	Ounces (Troy)/Short Ton	0.02917
Tonnes (metric)	Pounds	2,205
Tonnes (metric)	Short Tons	1.1023

CORPORATE INFORMATION
The Company was incorporated under the Business Corporations Act (Yukon) on December 3, 2004 under the name “Alexco Resource Corp.”, and on December 28, 2007, the Company was continued into British Columbia under the Business Corporations Act (British Columbia).
The following chart depicts the Company’s corporate structure together with the jurisdiction of incorporation of each of the Company’s wholly-owned subsidiaries.
SUMMARY DESCRIPTION OF BUSINESS
Alexco operates two principal businesses: mineral exploration and development in Canada, primarily in Yukon Territory; and provision of consulting and project management services in respect of environmental permitting and compliance and site remediation and reclamation, both in Canada and the United States.
Alexco’s principal mineral exploration and development activities in the Yukon are currently being carried out within the Keno Hill silver district. Alexco’s material property within the Keno Hill district is the Bellekeno property (the “Bellekeno Property”). Alexco holds several other property interests within the district, including but not limited to Onek, Lucky Queen, Silver King and Husky, which may potentially become material properties depending on the results of exploration programs Alexco may carry out on them in the future. In aggregate, Alexco’s mineral property interests in the Keno Hill district comprise a total of 717 surveyed quartz mining leases, 864 unsurveyed quartz mining claims and two crown grants.
Bellekeno Property
Alexco’s 100% owned Bellekeno Property comprises 70 surveyed quartz mining leases and 14 unsurveyed quartz mining claims, and is subject to a capped 1.5% net smelter return royalty with the Federal Government of Canada, and the territorial Government of Yukon (the “Governments”). The Bellekeno Property has been the subject of three previous technical reports, all filed on SEDAR and all NI 43-101 compliant, the first three of which were dated November 10, 2007, January 28, 2008 and June 30, 2008, respectively (these three collectively, the “Previous Technical Reports”). The fourth and most recent technical report on the Bellekeno Property is the updated preliminary economic assessment dated December 2, 2009 and entitled “Bellekeno Project — Updated Preliminary Economic Assessment Technical Report” (the “Technical Report”), prepared by an integrated team of personnel from Alexco, Wardrop Engineering Inc. (“Wardrop”) and SRK Consulting (Canada) Inc. (“SRK”). The Technical Report includes and updates information from the Previous Technical Reports. As a result, any references therein to, or originating from the Previous Technical Reports that may be presented in the documents incorporated by reference to this Prospectus are no longer relevant and are excluded from the Prospectus and the documents incorporated by reference herein. As disclosed in the Technical Report, Alexco has so far defined at the Bellekeno Property an indicated resource estimated at a total of 401,000 tonnes grading 921 grams per tonne silver, 9.4% lead and 6.5% zinc, reflecting a total of 11,870,000 contained ounces of silver, plus an inferred resource estimated at 111,100 tonnes grading 320 grams per tonne silver, 3.1% lead and 17.9% zinc, reflecting a total of 1,143,000 contained ounces of silver. The updated economic analysis disclosed in the Technical Report incorporated the terms of Alexco’s silver purchase agreement with Silver Wheaton Corp. (NYSE, TSX:SLW) (“Silver Wheaton”) and outlined a project with a pre-tax net present value to Alexco of C$31.9 million at 8% over an initial mine life of approximately four years and a pay-back period to Alexco of 0.5 years, net of deposit funds received from Silver Wheaton. This economic analysis was based on metal prices of US$15.16 per ounce for silver, US$996 per ounce for gold, US$0.72 per pound for lead and US$0.85 per pound for zinc and an exchange rate of US$0.92 per Cdn$, representing consensus average metal price and currency exchange forecasts as of November 6, 2009 as published publicly by a basket of independent Canadian investment analysts and compiled by Alexco.
In November 2009, Silver Wheaton provided Alexco with written confirmation of their acceptance that the development plan as supported by the Technical Report is favourable, and Alexco’s board of directors authorized the initiation of mine construction activity.
The detailed disclosure contained in the Technical Report is hereby incorporated by reference, and the summary section from that report is reproduced as follows. Note that terms used in this summary are mining terms defined under CIM standards and used in accordance with NI 43-101. They are not defined terms under the United States standards and generally may not be used in documents filed with the SEC by U.S. companies. See “Cautionary Note to United States Investors”.
Summary Section From the Technical Report
Introduction
This Bellekeno Project Updated Preliminary Economic Assessment (PEA) Technical Report was prepared for Alexco Resource Corp. (Alexco) by Wardrop Engineering Inc. (Wardrop), and SRK Consulting (Canada) Inc. (SRK) to provide a more detailed overview of the economic potential of extracting and processing mineralized material from the Bellekeno polymetallic deposits.
Wardrop completed the metallurgical, mineral processing, and economic analysis sections of this report with input contributions from SRK and Alexco. SRK completed the underground mining and geotechnical sections of this report. Numerous Alexco personnel, particularly Tim Hall (Operations Manager) and Tom Fudge, P.Eng., (Alexco Independent Consultant), provided significant information and technical input into the report.
Location and Land Holdings
The Bellekeno deposit is located in the historic Keno Hill Mining District that envelopes the villages of Elsa and Keno City (63°55’N, 135°29’W) in central Yukon. The region has been mined intermittently for over 90 years. The closest town is Mayo, approximately 55 km to the south of the project via an all-weather road. Whitehorse is approximately 460 km south of Mayo.
The land controlled by Alexco, following the issuance of a Care and Maintenance Water License in late November 2007, comprises 713 surveyed quartz mining leases, 794 unsurveyed quartz mining claims, and two crown grants. The total area is approximately 23,350 ha. Mineral exploration at Keno Hill is permitted under the terms and conditions set out by the Yukon Government in a Class IV Quartz Mining Land Use Permit — LQ-00240, issued in June 2008, which governs all exploration activities on the property including advanced underground exploration, for the Bellekeno deposit. The permit supersedes the earlier mining land use permits for the property. The mineral resources and the underground infrastructure of the Bellekeno Project reported herein are all located within six contiguous Quartz claims inside the large Keno Hill property.
The climate of the Bellekeno area is characterized by a sub-arctic continental climate with cold winters and warm summers. Average temperatures in the winter are between -15°C and -20°C while summer temperatures average around 15°C. Exploration and mining can be conducted year-round. The landscape around the Bellekeno project is characterized by rolling hills and mountains up to 1200 m in elevation. Vegetation is abundant.
Exploration
On June 19, 2008, Alexco announced it was granted a Class IV Quartz Mining Land Use Permit — LQ0024, allowing the development of an exploration decline in the central portion of the Bellekeno deposit. Procon Mining and Tunnelling Ltd. (Procon) was awarded a contract to drive approximately 650 m of decline and ancillary development that accessed old workings and established diamond drilling locations for a 9,300 m exploration and definition diamond drilling program. The underground exploration program comprised 140 holes drilled between February and August 2009. Prior to rehabilitating the historic working a Type B water license was secured by Alexco to allow for the dewatering of the Bellekeno Mine.
Metallurgy and Mineral Processing
Test results from three testing programs indicate that the mineralization of the Bellekeno deposit responds well to a lead and zinc differential flotation process using a cyanide-free zinc mineral suppression regime. Silver minerals are intimately associated with lead minerals and will be recovered as a silver-lead concentrate. A separate zinc concentrate will also be produced from the Bellekeno operation.
The design capacity of the process plant will be 408 t/d. Overall plant availability is estimated to be 92%. Run-of-mine (ROM) material from different mineralized zones is planned to be processed by conventional crushing, grinding, and flotation followed by concentrate and tailings dewatering. The tailings will be filtered and stored in a Dry Stack Tailings Facility (DSTF) located adjacent to the mill building. Two separate tailings products will be produced; a low pyrite and high pyrite tailings. 100% of the high pyrite will be transported to the underground mine for storage and 30 to 50% of the low pyrite tailings will also be transported underground for use as backfill material with the balance being stored on surface in the DSTF. Mill makeup water will be sourced from the Galkeno 900 treatment system. The estimated installed power requirement for the mill building and infrastructure is approximately 1.8 MW (at 408 t/d design). Electrical power for the mill will be provided by extending the main 69 kV electrical power line located approximately 1.6 km from the mill location.
Metallurgical performance estimated from test work and assumed for this report is based on test work completed by SGS Lakefield Research Ltd. in 2007 and by Process Research Associates Ltd. in 1996 and 2008/2009. Table 1.1 shows the projected metallurgical performance according to the updated mining plan, dated October 2009 used in this study.

Table 1.1 Summary of Projected Metallurgical Recoveries

			Grade				Recovery
		Mass	Au	Ag	Pb	Zn	Au	Ag	Pb	Zn
Year	Product	(%)	(g/t)	(g/t)	(%)	(%)	(%)	(%)	(%)	(%)
2010	Head	100.0	0.44	1,010	11.73	5.26	100.0	100.0	100.0	100.0
	Pb-Ag Conc	16.1	1.3	5,924	71.0	2.2	47.8	94.6	97.6	6.7
	Zn Conc	8.5	1.1	305	0.64	54.3	21.2	2.6	0.5	87.4
2011	Head	100.0	0.45	994	11.54	5.43	100.0	100.0	100.0	100.0
	Pb-Ag Conc	15.9	1.3	5,921	71.0	2.2	47.8	94.5	97.5	6.4
	Zn Conc	8.8	1.1	302	0.63	54.4	21.6	2.7	0.5	87.7
2012	Head	100.0	0.43	820	8.50	5.49	100.0	100.0	100.0	100.0
	Pb-Ag Conc	11.8	1.72	6,392	70.1	2.3	47.7	91.7	97.1	4.9
	Zn Conc	8.9	1.10	298	0.47	54.4	23.1	3.2	0.5	88.5
2013	Head	100.0	0.37	717	7.04	6.09	100.0	100.0	100.0	100.0
	Pb-Ag Conc	9.7	1.8	6,616	68.6	2.8	47.4	90.0	95.0	4.5
	Zn Conc	10.0	1.1	297	0.40	54.6	29.5	4.1	0.6	89.4
Average	Head	100.0	0.42	871	9.47	5.6	100.0	100.0	100.0	100.0
	Pb-Ag Conc	13.1	1.5	6,185	70.3	2.3	47.7	92.7	96.9	5.4
	Zn Conc	9.1	1.1	300	0.52	54.4	23.9	3.1	0.5	88.4
A separate lead and zinc concentrate will be produced. The concentrates will be transported from site to either the port of Skagway or Stewart, BC for transportation overseas or trucked directly to Trail, BC.
Resources
Table 1.2 provides a summary by zone of the Classified Mineral Resources for the Bellekeno project (October 2009).
The resource estimate was prepared under the supervision of Mr. Stanton Dodd (L.Geo.), Vice President of Exploration for Alexco. Mr. Dodd is a qualified person (QP) as defined in National Instrument 43-101 (NI 43-101). The mineral resources for the Bellekeno Project were estimated in conformity with generally accepted Canadian Institute of Mining, Metallurgy, and Petroleum (CIM) “Estimation of Mineral Resource and Mineral Reserves Best Practices” guidelines and are reported in accordance with Canadian Securities Administrators’ NI 43-101.
Table 1.2 Mineral Resource Statement, Bellekeno Project, Yukon — November 2009

	Tonnes	Ag (g/t)	Pb (%)	Zn (%)
Indicated
SW All	215,800	997	12.6	7.2
East 48 Upper	16,900	1,001	3.7	10.0
East 48 Mid	59,600	571	3.9	7.4
East 49 All	17,000	699	4.2	2.4
99 All	91,700	995	7.5	4.2
Total Indicated	401,000	921	9.4	6.5
Inferred
Total (East)	111,100	320	3.1	17.9
Notes:
Mineral resources are not mineral reserves and do not have demonstrated economic viability. All figures have been rounded to reflect the relative accuracy of the estimates. Reported at a net smelter return cut-off of $185/t.

Resources are reported based on a net smelter return (NSR) cut-off value of $185/t. NSR values were calculated on an in-situ (undiluted) basis using the price and exchange rate inputs shown in Table 1.3.
Table 1.3 Metal Prices and Exchange Rate, Resource Statement

	US$:Cdn$	Ag	Pb	Zn
Zone	Exchange	US$/oz	US$/lb	US$/lb
SW	0.90	15.25	0.675	0.80
99	0.90	15.25	0.675	0.80
East	0.90	14.50	0.600	0.90
Mining
The Bellekeno Project is comprised of one primary vein, the 48 vein, a subsidiary structure, the 49 vein and at least 9 other ancillary structures present in the Southwest, 99, and East zones. Most of the historical mining (totalling approximately 40,000 t) at Bellekeno occurred on the 48 vein in the 99 zone, intermittently between the 1950s and mid 1980s. The veins have variable dip, strike, and thickness. Dips range from 60° to 80° to the east or west. The average strike direction is approximately 030 azimuth. Vein thickness varies from a few centimetres to several metres in an apparent “shoot-like” configuration.
Based on the geotechnical and physical characteristics of the veins, a mining method review was conducted and cut-and-fill mining methods have been selected as the most appropriate for Bellekeno. Cut-and-fill and shrinkage stoping methods typically offer a high degree of selectivity that generally translates into high mineralization extraction and low waste dilution. Significant geotechnical study and design has been completed by SRK and a ground control management plan has been developed to address potential unstable ground conditions encountered in the vein material. Backfill of mined out stopes will be accomplished through cemented rock and tailings fill. Filtered tailings from the mill process will be backhauled underground and used as backfill.
Based on the current updated mineral resource estimate (Alexco, October 2009) the life-of-mine (LOM) production schedule is shown in Table 1.4. Mine production is planned to be 250 t/d using a mining contractor.

Table 1.4 Bellekeno Production Schedule
Bellekeno Production Schedule
Cut off $230

	Mineable	NSR	2010				2011				2012				2013
SW Zone	Tonnes	diluted	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	TOTAL

A	29,454	$560		1600	4446	5000	3002	3000	3000	2000	3000	3000	1406						29454
B	71,223	$560		1900	5700	5330	5700	5700	5700	5700	5000	5000	5178	5700	4247	3844	3516	3008	71223
C_Upper	44,139	$618		1900	6700	6700	6700	6000	6700	6700	2739								44139
C_Lower	32,475	$396									4000	4000	4000	4100	4100	4100	4100	4075	32475
D	32,226	$388					1400	2800	2800	2800	2826	2800	2800	2800	2800	2800	2800	2800	32226
E	7,996	$475													1999	1999	1999	1999	7996

Sub-total SW	217,512	$519	0	5400	16846	17030	16802	17500	18200	17200	17564	14800	13384	12600	13146	12743	12415	11882	217,512

99 Zone
B	5,683	$377										1300	1300	1300	800	983			5683
C	4,627	$508			2776	1851													4627
D	1,364	$578									1364								1364
E	2,971	$466							1486	1486									2971
F	5,396	$854					2698	2698											5396
G	27,247	$675		2100	2878	3619	3000	2302	2815	2616	2373	2137	1200	2207					27247
H	6,128	$364										3064	3064						6128
J	4,795	$295								1199	1199	1199	1199						4795

Sub-total 99	58,211	$572	0	2100	5654	5470	5698	5000	4300	5300	4936	7700	6763	3507	800	983	0	0	58,211

East Zone
Upper 48	14,121	$454											2354	2354	2354	2354	2354	2354	14121
East_Mid_U	20,086	$345												4039	3,500	3,586	4,500	4,461	20086
East Mid_L	12,010	$271													2700	2834	3232	3245	12010

Sub-total East	46,218	$359	0	0	0	0	0	0	0	0	0	0	2354	6393	8554	8774	10085	10059	46,218

TOTAL PRODUCTION		tonnes	0	7,500	22,500	22,500	22,500	22,500	22,500	22,500	22,500	22,500	22,500	22,500	22,500	22,500	22,500	21,941	321,941

	Plant Feed:	TPD		250	250	250	250	250	250	250	250	250	250	250	250	250	250	244

	Au	gpt	0	0.44	0.44	0.44	0.46	0.45	0.44	0.43	0.44	0.41	0.42	0.43	0.38	0.38	0.36	0.36	0.42

	Ag	gpt	0	1037	1002	1009	1060	1029	955	931	873	805	789	814	728	722	712	706	871

	Pb	%	0	11.97	11.57	11.81	11.90	11.65	11.53	11.09	10.10	8.63	7.74	7.51	7.15	7.04	7.02	6.95	9.47

	Zn	%	0	5.54	5.14	5.29	5.52	5.57	5.38	5.27	5.62	5.08	5.39	5.85	5.99	5.96	6.18	6.19	5.60

	NSR	$/t		$607	$586	$592	$617	$601	$564	$549	$516	$469	$453	$460	$416	$412	$406	$402	$506

Financial Analysis

Mill, G&A, and mine operating costs are presented in Table 1.5, Table 1.6, and Table 1.7. The project operating costs were estimated from a number of sources including cost estimating guides, contractor and vendor quotes, previous studies, and experience.

Table 1.5 Process Operating Cost Summary

		Annual Cost	Unit Cost
Description	Labour	(Cdn$/a)	(Cdn$/t ore)

Process Personnel

Supervision	4	528,247	5.87
Operation	16	1,177,045	13.08
Maintenance	6	516,458	5.74
Sub-total	26	2,221,750	24.69

Supplies

Operating Supplies		631,171	7.01
Maintenance Supplies		29,063	0.32
Power Supply		540,143	6.00
Mobile Equipment		204,451	2.27
Sub-total		1,404,827	15.61

Total	28	$3,626,577	$40.30

Table 1.6 G&A Operating Cost Summary

		Annual Cost	Unit Cost
Description	Labour	(Cdn$/a)	(Cdn$/t ore)

Labour	19	1,820,542	20.23
Head Office		100,000	1.11
Insurance		100,000	1.11
Operating Supplies		742,000	8.24
Contracts		1,531,363	17.02

Total	19	$4,293,905	$47.71

Table 1.7 Mine Operating Cost Estimate by Function

	LOM	Average
	Cost	Unit Cost
Mine Function	(Cdn$000)	(Cdn$/t)
Alexco Mine Supervision	1,192	3.79
Contractor Overhead — Monthly	18,425	58.60
Contractor Lateral Development	8,138	25.88
Contractor Raising	856	2.72
Contractor Cut & Fill Stoping	13,395	42.60
Contractor Load Underground Trucks	0	0.00
Alexco Surface Truck Haulage	1,562	4.97
Contractor Backfilling	5,880	18.70
Contractor Mine Services	5,035	16.01
Alexco Surface Waste Pile Maintenance	163	0.52
Alexco Technical Services	3,548	11.28
Alexco Energy	4,917	15.64
Mine Operating Cost	63,110	200.70

Capital cost estimates for the project are shown in Table 1.8.

Table 1.8 Capital Cost Summary

Total Cost
Area Description	(Cdn$000)
Direct Costs
Site Development	3,282
Underground Mining	6,310
Crushing	901
Fine Ore Storage	1,267
Mill Building	7,128
Tailings	1,681
Site Services	1,489
Ancillary Facilities	1,754
Plant Mobile Fleet	797
Temporary Services	754
Indirect Costs
Project Indirects	4,574
Owner Costs	5,928
Contingency*	5,779
Total Project Costs	41,644

*	refer to Table 19.36 for contingency allowances.
The pre-tax base case financial model was calculated using the following parameters:
•	assumed current net smelter terms

•	3.8-year mine life

•	royalties are 1.5% NSR after all initial capital plus $6.2 M in exploration costs paid back through earnings before income taxes, depreciation, and amortization (EBITDA) and accumulated cash flow turns positive and capped at Cdn$4 M, as per Alexco

•	production schedule as outlined in this study

•	operating costs as outlined in this study

•	capital costs as outlined in this study

•	the model was prepared on a pre-tax basis

•	working capital distribution as per Alexco and is credit back end of mine life

•	depreciation costs not calculated

•	Silver Wheaton Corp. (Silver Wheaton) capital contribution and capital distribution as per Alexco.
The economic evaluation indicates a base case pre-tax net present value (NPV) of US$29.4 M at a discount rate of 8.0% for the Bellekeno deposit. The summary of pricing scenarios and project economics is presented in Table 1.9 and Table 1.10.

Table 1.9 Economic Evaluation at Various Cases of Metal Prices

NPV at 8%
Discount Rate
Scenario	(US$ M)

3-year Average	38.8
Alexco Base Case	29.4
Wardrop	28.7
Current	53.8
Table 1.10 Metal Prices used for LOM Base Case

	2010	2011	2012	2013

Silver (US$/oz)	16.42	16.38	14.38	13.46
Lead (US$/lb)	0.80	0.78	0.69	0.61
Zinc (US$/lb)	0.82	0.91	0.86	0.82
Gold (US$/oz)	1,067.00	1,092.00	942.00	883.00
Cdn$/US$	0.92	0.92	0.92	0.92
The payback period is defined as the time required after revenue is first received in Year 1 to achieve break-even cumulative cash flow. For this project, the payback period for the base case is approximately 0.5 years. The payback period is based on the annual un-discounted cash flows. There is no consideration for inflation, interest, or depreciation in this calculation.

Conclusions

The following conclusions have been made regarding the Bellekeno Project:
•	The testwork results indicate that the tested mineralization responds well to conventional lead/zinc differential flotation process with a cyanide-free zinc mineral suppression regime.

•	Silver and lead minerals associate intimately and will be recovered together to produce a silver-lead bulk concentrate, and zinc minerals will be concentrated into a separate zinc concentrate.

•	The historic underground workings at the Bellekeno mine have been extensively examined and in general remain in very good condition.

•	Based on the mining context of the deposit, a suitable mining method is mechanized overhand cut-and-fill in 3.5 m lifts.

•	An efficient means of backfilling will be the use of a cemented blend of development waste rock and dry (filtered) tailings back hauled from the process plant. Both materials are available in abundant quantities to meet the mine backfill requirements.

•	The deposit contains multi-metals and two metal concentrates will be produced on site. For this reason mine planning must be based on NSR values.

•	Alexco will operate the mine on the basis of contractor mining. The planned mine operating schedule is two 11-h shifts per day, 7 d/wk.

•	SRK concludes that the planned mine will achieve a production rate of 250 t/d over a 3.6-year mine life.

•	Scheduling indicates the mine will be ready to start production at 250 t/d by late June 2010.

•	The most significant mine related risks are geotechnical, related to weak and challenging conditions that may be locally encountered in stoping.

•	The most significant mine opportunity is the potential to increase the mine life as a result of exploration and/or higher metal prices.

•	Providing that the set out design criteria and assumptions are satisfied, there is a strong indication that the project is commercially viable.

•	Structural and stratigraphic studies, as well as extensive drilling of the Bellekeno deposit has resulted in a number of resource expansion and exploration targets in areas within and immediately adjacent to the existing minable resource. It is recommended that these targets be ranked in order of priority and drilling of initial targets adjacent to existing or planned underground infrastructure in the SW, 99, and Upper East be coordinated with pre-production mine development work.
RISK FACTORS
Investment in the Common Shares involves a high degree of risk and should be considered speculative due to the nature of Alexco’s business and the present stage of the exploration and development of its mineral properties. An investor should carefully consider the risks related to Alexco’s operations, risks related to the silver industry generally and the risks related to the Offering, including the risks described below. Accordingly, prospective investors should consult with their own advisors and carefully consider the risk factors set out below, in addition to other information contained and incorporated or deemed to be incorporated by reference in this Prospectus, before participating in the Offering.
The following risk factors, as well as risks not currently known to the Company or that the Company currently deems to be immaterial, could materially adversely affect the Company’s future business, financial condition, results of operations and prospects and could cause them to differ materially from forward-looking statements relating to the Company. While the significant risk factors which the Company believes it faces are discussed below, they do not comprise a definitive list of all risk factors related to the Company’s business and operations.
Risks Related to the Offering
The Market Price for the Common Shares is Subject to Volatility
The trading price of the Common Shares may be subject to large fluctuations. The trading price of the Common Shares may increase or decrease in response to a number of events and factors, including:
•	the price of silver and other metals;

•	the Company’s operating performance and the performance of competitors and other similar companies;

•	the public’s reaction to the Company’s press releases, other public announcements and the Company’s filings with the various securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector;

•	changes in general economic conditions;

•	the number of Common Shares to be publicly traded after the Offering;

•	the arrival or departure of key personnel; and

•	acquisitions, strategic alliances or joint ventures involving the Company or its competitors.
In addition, the market price of the Common Shares is affected by many variables not directly related to the Company’s success and not within the Company’s control, including developments that affect the market for all resource sector shares, the breadth of the public market for the Common Shares, and the attractiveness of alternative investments. In addition, securities markets have recently experienced an extreme level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. As a result of these and other factors, the Company’s share price may be volatile in the future and may decline below the Offering Price. Accordingly, investors may not be able to sell their Common Shares at or above the Offering Price.
The Company May Use Proceeds of This Offering for Purposes Other Than Those Set Out Herein
The Company currently intends to allocate the net proceeds received from the Offering as described in the “Use of Proceeds” section of this Prospectus. However, the Company will have discretion in the actual application of the net proceeds, and may elect to allocate proceeds differently from that described in “Use of Proceeds” if it believes it would be in its best interests to do so as circumstances change. The failure by the Company to apply these funds effectively could have a material adverse effect on the Company’s business.
Potential Dilution
To further the activities of Alexco to acquire additional properties, Alexco will require additional funds and it is likely that, to obtain the necessary funds, Alexco will have to sell additional securities including, but not limited to, its Common Shares or some form of convertible securities, the effect of which could result in a substantial dilution of the present equity interests of Alexco’s shareholders.
Risks Related to the Business of Alexco
Exploration and Development
Mineral exploration and development involves a high degree of risk and few properties which are explored are ultimately developed into producing mines. With respect to Alexco’s properties, should any ore reserves exist, substantial expenditures will be required to confirm ore reserves which are sufficient to commercially mine, and to obtain the required environmental approvals and permitting required to commence commercial operations. Should any mineral resource be defined on such properties there can be no assurance that the mineral resource on such properties can be commercially mined or that the metallurgical processing will produce economically viable and saleable products. The decision as to whether a property contains a commercial mineral deposit and should be brought into production will depend upon the results of exploration programs and/or technical studies, and the recommendations of duly qualified engineers and/or geologists, all of which involves significant expense. This decision will involve consideration and evaluation of several significant factors including, but not limited to: (1) costs of bringing a property into production, including exploration and development work, preparation of appropriate technical studies and construction of production facilities; (2) availability and costs of financing; (3) ongoing costs of production; (4) market prices for the minerals to be produced; (5) environmental compliance regulations and restraints (including potential environmental liabilities associated with historical exploration activities); and (6) political climate and/or governmental regulation and control.

The ability of Alexco to sell, and profit from the sale of any eventual production from any of Alexco’s properties will be subject to the prevailing conditions in the marketplace at the time of sale. Many of these factors are beyond the control of Alexco and therefore represent a market risk which could impact the long term viability of Alexco and its operations.
Figures for the Company’s Resources are Estimates Based on Interpretation and Assumptions and May Yield Less Mineral Production Under Actual Conditions than is Currently Estimated
In making determinations about whether to advance any of its projects to development, the Company must rely upon estimated calculations as to the mineral resources and grades of mineralization on its properties. Until ore is actually mined and processed, mineral resources and grades of mineralization must be considered as estimates only. Mineral resource estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling which may prove to be unreliable. Alexco cannot be certain that:
•	reserve, resource or other mineralization estimates will be accurate; or

•	mineralization can be mined or processed profitably.
Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. The Company’s resource estimates have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for silver and other metals may render portions of the Company’s mineralization uneconomic and result in reduced reported mineral resources.
Keno Hill District
While Alexco has conducted exploration activities in the Keno Hill district, other than with respect to the Bellekeno Property, further review of historical records and additional exploration and geological testing will be required to determine whether any of the mineral deposits it contains are economically recoverable. There is no assurance that such exploration and testing will result in favourable results. The history of the Keno Hill district has been one of fluctuating fortunes, with new technologies and concepts reviving the district numerous times from probable closure until 1989, when it did ultimately close down for a variety of economic and technical reasons. Many or all of these economic and technical issues will need to be addressed prior to the commencement of any future production on the Keno Hill properties.
Under the terms of the agreements by which it acquired its initial property interests in the Keno Hill district, Alexco is responsible for carrying out the environmental care and maintenance activities at various sites encompassed within those property interests during the period required to develop and obtain acceptance and regulatory approval for the Keno Hill district closure reclamation plan, for annual fees based on an annually-determined fixed fee benchmark adjusted each year for certain operating and inflationary factors and determined on a site-by-site basis. The portion of the annually-determined fee benchmark which is billable each year by Alexco in respect of each site will reduce by 15% each year until all site-specific care and maintenance activities have been replaced by closure reclamation activities. Alexco could incur significant costs over the period it undertakes such care and maintenance activities, particularly if acceptance and approval of the closure reclamation plan and commencement of reclamation activities should be significantly delayed.
Construction and Operation of the Bellekeno Mine
The decision by the Company to proceed with the construction and development of the Bellekeno mine was based on the development plan and economic analysis supported by the Technical Report, which included estimates for metal production and capital and operating costs. Until mined and processed, no assurance can be given that such estimates will be achieved. Failure to achieve these production and capital and operating cost estimates or material increases in costs could have an adverse impact on the Company’s future cash flows, profitability, results of operations and financial condition. The Company’s actual production and capital and operating costs may vary from estimates for a variety of reasons, including: actual resources mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the mineable resources, such as the need for sequential development of resource bodies and the processing of new or different resource grades; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, water availability, floods and earthquakes; and unexpected labour shortages or strikes. Costs of production may also be affected by a variety of factors, including changing waste ratios, metallurgical grades, labour costs, commodity costs, general inflationary pressures and currency rates.
Permitting and Environmental Risks and Other Regulatory Requirements
The current or future operations of Alexco, including development activities, commencement of production on its properties and activities associated with Alexco’s mine reclamation and remediation business, require permits or licenses from various federal, territorial and First Nation governmental authorities, and such operations are and will be governed by laws, regulations and agreements governing prospecting, development, mining, production, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in the development and operation of mines and related facilities and in mine reclamation and remediation activities generally experience increased costs and delays as a result of the need to comply with the applicable laws, regulations and permits. There can be no assurance that all permits which Alexco may require for the conduct of its operations will be obtainable on reasonable terms or that such laws and regulations would not have an adverse effect on any project which Alexco might undertake, including but not limited to the Bellekeno mine project.
Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations or in mine reclamation and remediation activities may be required to compensate those suffering loss or damage by reason of such activities and may have civil or criminal fines or penalties imposed upon them for violation of applicable laws or regulations.
Amendments to current laws, regulations and permits governing operations and activities of mining companies and mine reclamation and remediation activities could have a material adverse impact on Alexco. As well, policy changes and political pressures within and on federal, territorial and First Nation governments having jurisdiction over or dealings with Alexco could change the implementation and interpretation of such laws, regulations and permits, resulting in a material adverse impact on Alexco. Such impacts could result in one or more increases in capital expenditures or production costs, reductions in levels of production at producing properties or abandonment or delays in the development of new mining properties.
Environmental Consulting Services
A material decline in the level of activity or reduction in industry willingness to spend capital on mine reclamation, remediation or environmental services could adversely affect demand for Alexco’s services. Likewise, a material change in mining product commodity prices, the ability of mining companies to raise capital or changes in domestic or international political, regulatory and economic conditions could adversely affect demand for Alexco’s services.
Two of Alexco’s customers, including the Governments, accounted for a combined 71% of revenues in the 2009 fiscal year (58% in fiscal 2008). The loss of, or a significant reduction in the volume of business conducted with, either or both of these customers could have a significant detrimental effect on Alexco’s environmental consulting services business.
The patents which Alexco owns or has access to or other proprietary technology may not prevent Alexco’s competitors from developing substantially similar technology, which may reduce Alexco’s competitive advantage. Similarly, the loss of access to such patents or other proprietary technology or claims from third parties that such patents or other proprietary technology infringe upon proprietary rights which they may claim or hold would be detrimental to Alexco’s reclamation and remediation business.
Alexco may not be able to keep pace with continual and rapid technological developments that characterize the market for Alexco’s mine reclamation and remediation services and Alexco’s failure to do so may result in a loss of its market share. Similarly, changes in existing regulations relating to mine reclamation and remediation activities could require Alexco to change the way it conducts its business.
Potential Profitability Of Mineral Properties Depends Upon Factors Beyond the Control of Alexco
The potential profitability of mineral properties is dependent upon many factors beyond Alexco’s control. For instance, world prices of and markets for gold and silver are unpredictable, highly volatile, potentially subject to governmental fixing, pegging and/or controls and respond to changes in domestic, international, political, social and economic environments. Profitability also depends on the costs of operations, including costs of labour, equipment, electricity, environmental compliance or other production inputs. Such costs will fluctuate in ways Alexco cannot predict and are beyond Alexco’s control, and such fluctuations will impact on profitability and may eliminate profitability altogether. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for development and other costs have become increasingly difficult, if not impossible, to project. These changes and events may materially affect the financial performance of Alexco.
First Nation Rights and Title
The nature and extent of First Nation rights and title remains the subject of active debate, claims and litigation in Canada, including in the Yukon and including with respect to intergovernmental relations between First Nation authorities and federal, provincial and territorial authorities. There can be no guarantee that such claims will not cause permitting delays, unexpected interruptions or additional costs for Alexco’s projects.
Title to Mineral Properties
The acquisition of title to mineral properties is a complicated and uncertain process. The properties may be subject to prior unregistered agreements of transfer or land claims, and title may be affected by undetected defects. Alexco has taken steps, in accordance with industry standards, to verify mineral properties in which it has an interest. Although Alexco has made efforts to ensure that legal title to its properties is properly recorded in the name of Alexco, there can be no assurance that such title will ultimately be secured.
Capitalization and Commercial Viability
Alexco will require additional funds to further explore, develop and mine its properties. Alexco has limited financial resources, and there is no assurance that additional funding will be available to Alexco to carry out the completion of all proposed activities, for additional exploration or for the substantial capital that is typically required in order to place a property into commercial production. In addition, while Alexco intends to draw upon the remaining US$35 million Silver Wheaton deposit amount to fund the construction and development of the Bellekeno mine, there remains a risk that Silver Wheaton will be unable or unwilling to pay such funds. Although Alexco has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that Alexco will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of its properties.
General Economic Conditions May Adversely Affect Alexco’s Growth and Profitability
The recent unprecedented events in global financial markets have had a profound impact on the global economy and led to increased levels of volatility. Many industries, including the mining industry, are impacted by these market conditions. Some of the impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. If the current turmoil and volatility levels continue they may adversely affect Alexco’s growth and profitability. Specifically:
•	the global credit/liquidity crisis could impact the cost and availability of financing and Alexco’s overall liquidity;

•	the volatility of silver prices would impact Alexco’s revenues, profits, losses and cash flow;

•	volatile energy prices, commodity and consumables prices and currency exchange rates would impact Alexco’s production costs; and

•	the devaluation and volatility of global stock markets could impact the valuation of Alexco’s equity and other securities.
These factors could have a material adverse effect on Alexco’s financial condition and results of operations.
Operating Hazards and Risks
In the course of exploration, development and production of mineral properties, certain risks, particularly including but not limited to unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes, may occur. It is not always possible to fully insure against such risks and Alexco may decide not to insure against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of Alexco.
Adverse weather conditions could also disrupt Alexco’s mine reclamation and remediation business and/or reduce demand for Alexco’s services.
Competition
Significant and increasing competition exists for mining opportunities internationally. There are a number of large established mining companies with substantial capabilities and far greater financial and technical resources than Alexco. Alexco may be unable to acquire additional attractive mining properties on terms it considers acceptable and there can be no assurance that Alexco’s exploration and acquisition programs will yield any new reserves or result in any commercial mining operation.
Certain of the Company’s Directors and Officers are Involved with Other Natural Resource Companies, Which May Create Conflicts of Interest from Time to Time
Some of Alexco’s directors and officers are directors or officers of other natural resource or mining-related companies. These associations may give rise to conflicts of interest from time to time. As a result of these conflicts of interest, Alexco may miss the opportunity to participate in certain transactions.

The Company May Fail to Maintain Adequate Internal Control Over Financial Reporting Pursuant to the Requirements of the Sarbanes-Oxley Act.
Section 404 of the Sarbanes-Oxley Act (“SOX”) requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting. The Company may fail to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, and the Company may not be able to ensure that it can conclude, on an ongoing basis, that it has effective internal control over financial reporting in accordance with Section 404 of SOX. The Company’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price or the market value of its securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies, if any, may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. No evaluation can provide complete assurance that the Company’s internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s processes, procedures and controls could also be limited by simple errors or faulty judgments. Although the Company intends to expend substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, there is no certainty that it will be successful in complying with Section 404 of SOX.

USE OF PROCEEDS
The net proceeds to be received by Alexco from the Offering are expected to be approximately $23,624,250 after deducting payment of the Underwriters’ Fee of $1,800,750 and the expenses of the Offering estimated at $300,000. Alexco proposes to use the net proceeds from the Offering as follows:

Use of Proceeds	Estimated Expenditure
Bellekeno mine construction capital	$5,562,000

Additional contingency for Bellekeno mine capital cost overruns	$10,000,000

Initial working capital for Bellekeno mine	$6,100,000

General working capital and corporate purposes	$1,962,250

Estimated net proceeds	$23,624,250
If the Over-Allotment Option is exercised in full, an additional 1,102,500 Common Shares will be issued and the estimated net proceeds thereof, will be C$3,588,637.50. The Company intends to use any additional net proceeds from an exercise of the Over-Allotment Option for general working capital and corporate purposes.
As described in the Technical Report, the total construction capital required for the Bellekeno mine is estimated to be C$41,644,000 (including contingency provisions totaling C$5,779,000). A total of US$35 million for construction and development of the Bellekeno mine is to be provided by Silver Wheaton under a silver purchase agreement entered into in October 2008. This agreement provides that Silver Wheaton will purchase 25% of future Keno Hill district silver production at a cost of US$3.90 per ounce of silver delivered, plus up-front deposit payments to Alexco totaling US$50 million. An initial US$15 million deposit payment was received in December 2008, and the remaining US$35 million will be received on a monthly draw-down basis over the construction period subject to certain conditions including Alexco having sufficient committed funds available to complete construction and achieve production within specified time frames. Based on the current exchange rate of Cdn$1 for US$0.98 (see “Exchange Rate Information”), the construction capital to be funded by Alexco, net of funds provided by Silver Wheaton, is estimated to be C$5,562,000.
While the estimated construction capital required for the Bellekeno mine already includes contingency provisions totaling C$5,779,000 as described above, mine construction projects in general are subject to significant inherent risks which can result in material unanticipated capital cost overruns, in excess of contingency provisions normally included in estimates of anticipated capital cost requirements (see “Risk Factors”). As part of its measures to mitigate this risk, the Company proposes to allocate C$10,000,000 of the net proceeds from the Offering to fund an additional contingency provision for unanticipated Bellekeno mine capital cost overruns. This allocation will only be made internally and without segregation from Alexco’s general funds, and will not be subject to any trust or escrow conditions. Upon completion of the Bellekeno mine construction project, any funds remaining from this allocation will then be used for working capital and corporate purposes.
Under the economic analysis described in the Technical Report, initial working capital for the Bellekeno mine is provisionally estimated to be C$6,100,000, reflecting three months of mine operating costs. Actual working capital requirements of the Bellekeno mine could be more or less than this amount depending on a number of factors, particularly including, but not limited to, the nature and frequency of concentrate shipments and the nature and terms of the off-take agreements under which such shipments are made.

Included within the category “working capital and corporate purposes” are working capital for the Bellekeno mine, general working capital for all of Alexco’s other business operations, corporate and administrative activities and general exploration activities.
Subject to the foregoing, Alexco will retain broad discretion in allocating the net proceeds and the timeframe over which they are used. The actual amounts that Alexco expects to spend in connection with each of its intended uses of proceeds may vary significantly from the amounts currently anticipated, depending on Alexco’s operating and capital needs, its potential project optimizations or improvements from time to time and various other factors, including those stated under “Risk Factors”. Pending expenditure, Alexco intends to hold the net proceeds of the Offering in short-term investment grade instruments, including but not limited to demand deposits, bankers’ acceptances and term deposits held with major financial institutions in Canada, in accordance with the Company’s existing treasury investment policies.
PRIOR SALES
The following table sets forth for the common shares of the Company and for securities that are convertible into common shares of the Company, for the 12 month period prior to the date of this Prospectus, details of the price at which securities have been issued or are to be issued by the Company, the number of securities issued at that price and the date on which the securities were issued:

	Type of	No. of	Issue or Exercise
	Securities	Common	Price per
Date of Issue	Issued	Shares	Security	Reason for Issue
February 2, 2009	Stock Options	635,000	$1.65	Grant of stock options
February 6, 2009	Common Shares	110,000	$0.80	Exercise of stock options
March 17, 2009	Common Shares	3,428,572	$1.75	Private placement of flow-through common shares
July 21, 2009	Stock Options	50,000	$2.18	Grant of stock options
November 16, 2009	Stock Options	200,000	$2.90	Grant of stock options
November 23, 2009	Common Shares	25,000	$1.50	Exercise of stock options
November 25, 2009	Common Shares	4,000	$1.50	Exercise of stock options
December 1, 2009	Common Shares	6,600	$1.50	Exercise of stock options
December 23, 2009	Common Shares	2,375,000	$4.00	Private placement of flow-through common shares
January 4, 2010	Common Shares	50,000	$1.65	Exercise of stock options
January 5, 2010	Common Shares	3,750	$1.65	Exercise of stock options

TRADING PRICE AND VOLUME
The outstanding common shares of the Company are listed for trading on the TSX under the symbol “AXR” and on AMEX under the symbol “AXU”.
The following table sets forth for the period from January 1, 2009 to January 19, 2010 details of the trading prices and volume on a monthly basis of the Common Shares of the Company traded through the facilities of the TSX and AMEX:
     TSX (C$)

Period	High	Low	Volume
2009
January	$1.89	$1.16	706,500
February	$2.14	$1.33	963,800
March	$1.80	$1.40	465,200
April	$1.76	$1.40	649,300
May	$2.35	$1.45	1,776,300
June	$2.73	$2.11	1,107,000
July	$2.34	$1.98	761,800
August	$2.39	$2.05	471,300
September	$2.91	$2.25	1,037,200
October	$3.15	$2.53	1,747,100
November	$3.07	$2.66	2,046,900
December	$4.45	$2.87	2,324,300
2010
January 1-19	$4.00	$3.73	1,400,755
     AMEX (US$)

Period	High	Low	Volume
2009
January	$1.61	$0.96	1,526,867
February	$1.76	$1.04	1,818,682
March	$1.52	$1.08	1,202,535
April	$1.40	$1.13	1,393,412
May	$2.16	$1.27	4,930,174
June	$2.53	$1.86	3,416,837
July	$2.1599	$1.72	2,015,638
August	$2.40	$1.85	1,537,713
September	$2.79	$2.05	3,719,785
October	$3.50	$2.35	4,055,297
November	$2.95	$2.28	3,302,066
December	$3.98	$2.75	6,689,982
2010
January 1-19	$3.99	$3.60	1,659,994

The closing price of the common shares of the Company on the TSX and AMEX on January 19, 2010, the last trading day prior to the date of this amended and restated Prospectus, was $3.90 and US$3.78 respectively.
DIVIDEND POLICY
Alexco has not declared or paid any dividends on its Common Shares since the date of formation. Alexco does not have not current plans to pay dividends, however, Alexco may pay dividends on its Common Shares in the future if it generates profits. Any decision to pay dividends on Common Shares in the future will be made by the board of directors on the basis of the earnings, financial requirements and other conditions existing at such time.
CONSOLIDATED CAPITALIZATION
As at September 30, 2009, the Company had 43,289,586 Common Shares issued and outstanding, and outstanding stock options and warrants to acquire a further 3,848,100 and 1,884,689 Common Shares respectively. Subsequently and to the date of this Prospectus, the Company has issued a further 89,350 Common Shares upon the exercise of stock options and a further 2,375,000 Common Shares pursuant to a flow-through private placement (see “Prior Sales”). An additional 200,000 stock options have been granted and 31,600 stock options have expired, and all of the warrants have expired. As at the date of this Prospectus, and after giving effect to the intended issuance of securities under this Prospectus and assuming full exercise of the Over-Allotment Option, the Company will have 54,206,436 Common Shares issued and outstanding, and outstanding stock options to acquire a further 3,933,750 Common Shares.
DESCRIPTION OF SHARE CAPITAL
Authorized Capital
The Company’s authorized capital consists of an unlimited number of Common Shares.
Common Shares
All of the Company’s Common Shares have equal voting rights, and none of the Common Shares are subject to any further call or assessment. There are no special rights or restrictions of any nature attaching to any of the Common Shares and they all rank pari passu each with the other as to all benefits which might accrue to the holders of the Common Shares. The Common Shares are not convertible into shares of any other class and are not redeemable or retractable.
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
In the opinion of Thorsteinssons LLP, special tax counsel to the Company, the following is, as of the date of this Prospectus, a summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to holders of Common Shares acquired under the Offering. This summary summarizes certain of the Canadian federal income tax considerations applicable to the Common Shares for holders who, for the purposes of the Tax Act who deal at arm’s length and are not affiliated with the Company and hold their Common Shares as capital property.
The Common Shares will generally be “capital property” to a holder unless they are held in the course of carrying on a business of trading or dealing in securities or the holder is engaged in an adventure in the nature of trade with respect to such shares. Certain holders who are resident in Canada for purposes of the Tax Act and who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election permitted by subsection 39(4) of the Tax Act to have such Common Shares, and all other “Canadian securities” (as that term is defined in the Tax Act) owned by the holder, be treated as capital property for the taxation year in which the election is made and all subsequent taxation years. Holders of Common Shares contemplating making the election permitted by subsection 39(4) of the Tax Act should consult their own independent tax advisors as such an election would affect the income tax treatment of dispositions by the holder of other Canadian securities.
No part of this summary is applicable to corporations which are “financial institutions” for the purposes of the “mark to market” provisions of the Tax Act, to any “specified financial institution” as defined in the Tax Act, to any person who is holding the Common Shares as part of an investment that would constitute a “tax shelter” for the purposes of the Tax Act, to any underwriters or agents acting on behalf of the Company, nor to any person who has made an election under subsection 261(3) of the Tax Act to report its Canadian tax results in a currency other than Canadian currency.
This summary is based upon the current provisions of the Tax Act in force as of the date hereof, all specific proposals (the “Proposed Amendments”) to amend the Tax Act that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Income Tax Convention (1980) (the “Convention”), and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency. If the Proposed Amendments are not enacted as presently proposed or other relevant amendments to the Tax Act come into force, the tax consequences may not be as described below. This summary does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations.
This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Therefore, holders should consult their own tax advisors with respect to their particular circumstances.
Holders Resident in Canada
The following discussion applies to a holder (a “Canadian Holder”) of Common Shares who, at all relevant times, is or is deemed to be resident in Canada for purposes of the Tax Act.
Adjusted Cost Base of Shares
The “adjusted cost base” of each Common Share of the Company owned by a Canadian Holder at any particular time will be the average adjusted cost base (as adjusted) to the Canadian Holder of all Common Shares owned at that time by the Canadian Holder.
Dividends
Dividends, if any, received or deemed to be received on the Common Shares will be included in computing the Canadian Holder’s income for the purposes of the Tax Act. In the case of an individual holder, such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received by Canadian resident individuals from taxable Canadian corporations (as defined in the Tax Act). Dividends which the Company designates as “eligible dividends” in accordance with the Tax Act will be subject to a 44% gross-up (this percentage is scheduled to change to 41% effective January 1, 2011 and 38% effective January 1, 2012) and dividend tax credit equal to 10/17 (this fraction is scheduled to change to 13/23 effective January 1, 2011, and 6/11 effective January 1, 2012) of the grossed-up amount. Dividends which are not designated as “eligible dividends” will be grossed-up by 25% and the dividend tax credit will be 2/3 of the grossed-up amount.
Dividends, if any, received by a corporation on the Common Shares must be included in computing its income but generally will be deductible in computing its taxable income. Private corporations (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) generally will be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends to the extent such dividends are deductible in computing the corporation’s taxable income. This refundable tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.
Capital Gains or Capital Losses
Upon a disposition (or a deemed disposition) of a Common Share of the Company, a Canadian Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such share to the Canadian Holder. One-half of any capital gain will be included in income as a taxable capital gain. One-half of any capital loss may generally be deducted as an allowable capital loss against taxable capital gains realized in the year of disposition, any of the three preceding taxation years or any subsequent taxation year, subject to the detailed provisions of the Tax Act.
The amount of any capital loss realized on the disposition or deemed disposition of Common Shares by a Canadian Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or a share received in exchange for such share, in certain circumstances, to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a Canadian Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that is itself a member of a partnership or a beneficiary of a trust that owns such shares.
A Canadian Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include taxable capital gains. This refundable tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.
Minimum Tax on Individuals
Under the Tax Act, taxes payable by an individual (including certain trusts) resident in Canada will be the greater of the taxes otherwise determined and an alternative minimum tax computed by reference to such individual’s adjusted taxable income for the taxation year in excess of a $40,000 exemption and reduced by certain tax credits.
In calculating adjusted taxable income for the purpose of computing the minimum tax, certain deductions and credits otherwise available are disallowed and certain amounts not otherwise included in income are included. Eighty percent (80%) of capital gains (net of capital losses) and the actual amount of taxable dividends (not including any gross-up or dividend tax credit) is included in calculating the individual’s adjusted taxable income.
Whether and to what extent the tax liability of a particular holder will be increased by the alternative minimum tax will depend on the amount of such holder’s income, the sources from which it is derived, and the nature and amounts of any deductions such holder claims. Any additional tax payable by an individual for the taxation year resulting from the application of the minimum tax will be deductible in any of the seven immediately following taxation years in computing the amount that would, but for the minimum tax, be such individual’s tax otherwise payable for any such year to the extent that such tax payable exceeds the individual’s minimum tax calculation for that particular year.
Holders Resident in the United States
The following summary is generally applicable to a holder who, at all relevant times, (i) for the purposes of the Tax Act is not and is not deemed to be resident in Canada at any time while they hold Common

Shares; (ii) does not and will not use or hold the Common Shares in connection with carrying on a business in Canada; (iii) is a “resident” of the United States for purposes of the Convention; and (iv) is a “qualified person” for purposes of the Convention (“U.S. Holders”). Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer carrying on business in Canada and elsewhere. This summary addresses certain Canadian federal income tax considerations under the Tax Act only and does not address U.S. federal or state tax considerations that may be relevant to U.S. Holders. U.S. Holders should consult their own tax advisors in this regard.
The discussion above under the heading “Adjusted Cost Base of Shares” is generally applicable to U.S. Holders.
Dividends
Dividends, if any, paid or credited or deemed under the Tax Act to be paid or credited to a U.S. Holder who is the beneficial owner of the dividends will, in accordance with the Convention, generally be subject to Canadian withholding tax at the rate of 15% of the gross amount of the dividend. This rate is reduced to 5% in the case of a U.S. Holder that is the beneficial owner of the dividends and that is a corporation that owns at least 10% of the voting stock of the Company.
Capital Gains or Capital Losses
A U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain arising on a disposition or deemed disposition of Common Shares unless such Common Shares constitute “taxable Canadian property” of the U.S. Holder within the meaning of the Tax Act and the U.S. Holder is not otherwise entitled to relief under the Convention. Generally, Common Shares will not constitute taxable Canadian property of a U.S. Holder provided that (i) the Common Shares are listed on a designated stock exchange (which includes the TSX and AMEX) for the purposes of the Tax Act at the time of disposition; and (ii) at no time during the 60 month period immediately preceding the disposition of the Common Shares were 25% or more of the issued shares of any class or series of the capital stock of the Company owned by the U.S. Holder, by persons with whom the U.S. Holder did not deal at arm’s length, or by the U.S. Holder together with such persons.
Under the Convention, capital gains derived by a U.S. Holder from the disposition of Common Shares which constitute taxable Canadian property to the U.S. Holder, generally will not be taxable in Canada unless the value of the Common Shares is derived principally from real property situated in Canada.
A disposition or deemed disposition of Common Shares by a U.S. Holder whose Common Shares are taxable Canadian property and who is not entitled to an exemption under the Convention will give rise to a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, less the reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the U.S. Holder at the time of the actual or deemed disposition. Generally, one-half of any capital gain realized will be required to be included in income as a taxable capital gain and taxed at applicable Canadian tax rates. One-half of any capital loss will be deductible, subject to certain limitations, against taxable capital gains in the year of disposition or the three preceding years or any subsequent year in accordance with the detailed provisions in the Tax Act. U.S. Holders to whom these rules may be relevant should consult their own tax advisors in this regard.
BECAUSE THE TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF THE COMMON SHARES MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING OR DISPOSING OF COMMON SHARES OF THE COMPANY.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Common Shares acquired pursuant to this Prospectus.
This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares.
No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.
Scope of this Summary
Authorities
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), U.S. court decisions, published IRS rulings, published administrative positions of the IRS, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”) that are applicable and, in each case, as in effect and available, as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis and could affect the U.S. federal income tax considerations described in this Prospectus.
U.S. Holders
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares acquired pursuant to this Prospectus that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S., or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.
Non-U.S. Holders
For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Common Shares that is not a U.S. Holder. This summary does not address the U.S. federal income tax considerations applicable to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of Common

Shares. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences (including the potential application of and operation of any income tax treaties) arising from and relating to the acquisition, ownership, and disposition of Common Shares.
U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed
This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) expatriates or former long-term residents of the U.S.; (i) partnerships and other pass-through entities (and investors in such partnerships and entities); or (j) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares.
If an entity that is classified as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares.
Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed
This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax and foreign tax consequences of the acquisition, ownership and disposition of Common Shares.
U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares
Taxation of Distributions
A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated earnings and profits of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as gain from the sale or exchange of such

Common Shares (see “Sale or Other Taxable Disposition of Common Shares” below). However, the Company does not intend to maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares will constitute dividend income. Dividends received on Common Shares generally will not be eligible for the “dividends received deduction” generally available to corporations.
For taxable years beginning before January 1, 2011, a dividend paid to a U.S. Holder who is an individual, estate or trust by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if the Company is a “qualified foreign corporation” (“QFC”) and certain holding period requirements for the Common Shares are met. The Company generally will be a QFC as defined under Section 1(h)(11) of the Code if the Company is eligible for the benefits of the Canada — U.S. Tax Convention or its shares are readily tradable on an established securities market in the U.S. Provided that the Company is not treated as a passive foreign investment company (or “PFIC,” as defined below) for the taxable year during which it pays a dividend or for the preceding taxable year, the Company believes that it is considered to be a “qualified foreign corporation,” and therefore distributions, if any, to non-corporate U.S. Holders that are treated as dividends should qualify for a reduced rate of tax for dividends received in taxable years beginning before January 1, 2011. See the section below under the heading “Passive Foreign Investment Company Rules” below.
If a U.S. Holder fails to qualify for the preferential tax rates discussed above, a dividend paid by the Company to a U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.
Sale or Other Taxable Disposition of Common Shares
Upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder’s tax basis in such Common Shares sold or otherwise disposed of. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year.
Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules discussed below, unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source”.
Preferential rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.
Receipt of Foreign Currency
The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.
Foreign Tax Credit
A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.
Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income.” The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.
Passive Foreign Investment Company Rules
If the Company were to constitute a PFIC for any year during a U.S. Holder’s holding period, then certain different and generally adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of Common Shares.
The Company generally will be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of the gross income of the Company for such taxable year is passive income or (b) 50% or more of the value of its average quarterly assets held by the Company either produce passive income or are held for the production of passive income. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.
In addition, for purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.
Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a ‘‘Subsidiary PFIC’’), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition or deemed disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.
Based on available financial information and estimates of its business operations, the Company does not believe that it was a PFIC during the prior taxable year, and based on current business plans and financial expectations, the Company does not believe that it will be a PFIC for the current taxable year or subsequent taxable years. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Consequently, there can be no assurance that the Company has never been and will not become a PFIC for any taxable year during which U.S. Holders hold Common Shares.
If the Company were a PFIC in any taxable year and a U.S. Holder held Common Shares, such holder generally would be subject to special rules with respect to “excess distributions” made by the Company on the Common Shares and with respect to gain from the disposition of Common Shares. An “excess distribution” generally is defined as the excess of distributions with respect to the Common Shares received by a U.S Holder in any taxable year over 125% of the average annual distributions such U.S. Holder has received from the Company during the shorter of the three preceding taxable years, or such U.S. Holder’s holding period for the Common Shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Common Shares ratably over its holding period for the Common Shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior taxable years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.
While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including the “QEF Election” and the “Mark-to-Market Election”), such elections are available in limited circumstances and must be made in a timely manner. U.S. Holders should be aware that, for each taxable year, if any, that the Company is a PFIC, the Company can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election under Section 1295 of the Code with respect of the Company or any Subsidiary PFIC. U.S. Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Common Shares, and the availability of certain U.S. tax elections under the PFIC rules.
Backup Withholding and Information Reporting
Under U.S. federal income tax law and regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. Holders of Common Shares should consult with their own tax advisors regarding the requirements of filing information returns and any applicable elections.
Payments made within the U.S. of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares generally may be subject to information reporting and backup withholding if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalties of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the

IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the application of the information reporting and backup withholding rules to them.
PLAN OF DISTRIBUTION
Pursuant to the Underwriting Agreement, the Company has agreed to sell and the Underwriters have agreed to purchase (severally, and not jointly, nor jointly and severally), subject to compliance with all necessary legal requirements and with the terms and conditions of the Underwriting Agreement, including the receipt of an opinion from the Financial Industry Regulatory Authority, Inc. that it has no objections to the proposed underwriting terms between the Company and the Underwriters, on February 11, 2010 or on such other date as the Company and the Underwriters may mutually agree (provided such date is not more than 42 days after the date of a final receipt for this Prospectus), all of the 7,350,000 Common Shares offered hereby, at a price of $3.50 per Common Share.
The total gross consideration payable in cash to the Company against delivery of a certificate or certificates representing the Common Shares will be $25,725,000 (assuming no exercise of the Over-Allotment Option). The Offering Price for the Common Shares has been determined by negotiation between the Company and the Underwriters. The Company has agreed to pay the Underwriters the Underwriters’ Fee equal to $0.245 per Common Share (totalling $1,800,750 or 7% of the gross proceeds) from the sale of the Common Shares in consideration of services rendered by the Underwriters in connection with the Offering. The expenses of the Offering, not including the Underwriters’ Fee but including the actual and accountable out-of-pocket expenses of the Underwriters (including reasonable fees and disbursements of their counsel which are payable by the Company), are estimated to be $300,000 and will be paid out of the proceeds of the Offering.
The Company has also granted the Underwriters the Over-Allotment Option, exercisable in whole or in part in the sole discretion of the Underwriters at any time until 5:00 p.m. (Toronto time) on the day that is 30 days following the Closing Date, to purchase up to an additional 1,102,500 Over-Allotment Shares at a price of $3.50 per Over-Allotment Share solely to cover over-allotments, if any, and for market stabilization purposes. This Prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares. If the Over-Allotment Option is exercised in full, the total number of Common Shares sold under the Offering will be 8,452,000, the cumulative gross proceeds will be $29,583,750, the total Underwriters’ Fee will be $2,070,862.50 and total proceeds to the Company will be $27,512,887.50, before deducting the Underwriters’ Fee and the costs of the Offering.
The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Common Shares offered hereby if any of such Common Shares are purchased under the Underwriting Agreement. Under the terms of the Underwriting Agreement, the Underwriters and their broker/dealer affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders may be entitled to indemnification by the Company against certain liabilities, including liabilities for misrepresentation in this Prospectus and liabilities under the U.S. Securities Act.
The Company has agreed, from and including the date of the Underwriting Agreement through to and including the date which is 90 days following the Closing Date, not to directly or indirectly, issue, sell, offer, grant an option or right in respect of, or otherwise dispose of, or agree to or announce any intention to issue, sell, grant an option or right in respect of, or otherwise dispose of any additional common shares or any securities convertible or exchangeable into common shares other than pursuant to: (i) the Offering; (ii) the grant or exercise of stock options and other similar issuances to any stock option plan or similar share compensation arrangements in place prior to the Closing Date; (iii) obligations in respect of existing mineral property requirements; (iv) obligations in respect of the outstanding convertible securities identified in Schedule “C” to the Underwriting Agreement; and (v) the issuance of securities in connection with property or share acquisitions in the normal course of business, without the prior written consent of Canaccord, such consent not to be unreasonably withheld.

The Company has applied to the TSX and AMEX to list thereon the Common Shares to be distributed hereunder. Listing of such securities on the TSX and AMEX will be subject to the Company fulfilling all listing requirements of the TSX and AMEX.
Both of the Underwriters have performed investment banking and/or advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business.
Pursuant to policies of certain securities regulators, the Underwriters may not, throughout the period of distribution under this Prospectus, bid for or purchase Common Shares of the Company. Until the distribution of the Offered Shares is completed, SEC rules may limit the Underwriters from bidding for or purchasing Common Shares. However, the Underwriters may engage in transactions that stabilize the price of the Common Shares, such as bids or purchases to peg, fix or maintain that price. The foregoing restriction is subject to certain exceptions. The Underwriters may rely on such exceptions on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the offer was not solicited during the period of distribution. Subject to the foregoing, the Underwriters may over-allot or effect transactions in connection with the offering intended to stabilize or maintain the market price of the Common Shares at levels above that which might otherwise prevail in the open market including short sales, purchases to cover positions created by short sales, imposition of penalty bids or syndicate covering transaction. Such transactions, if commenced, may be discontinued at any time.
The Offering is being made concurrently in the provinces of British Columbia, Alberta, Ontario, Manitoba and Saskatchewan in Canada, and in the United States through the Underwriters’ United States broker-dealer affiliates pursuant to the multi-jurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law, the Underwriters may offer the Offered Shares, including any Over-Allotment Shares, outside Canada and the United States.
The Underwriters propose to offer the Common Shares initially at the Offering Price. After the Underwriters have made reasonable efforts to sell all of the Common Shares by this Prospectus at such price, the Offering Price may be decreased, and further changed from time to time to an amount not greater than the Offering Price. However, in no event will the Company receive less than net proceeds of $3.255 per Common Share. The compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters to the Company.
It is expected that delivery of the Common Shares offered hereby will be made against payment for them on or about the date stated on the cover page of this short form prospectus, which will be the fifth business day following the date of pricing of such Common Shares (that is, on a “T + 5” settlement cycle). Pursuant to Rule 15c6-1 under the U.S. Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such Common Shares on the date of pricing or the next succeeding business day will be required, because such Common Shares initially will settle on a T + 5 basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor in connection with that election.
LEGAL MATTERS
Certain Canadian legal matters in connection with this Offering will be passed upon by DuMoulin Black LLP on behalf of the Company and by Blake, Cassels & Graydon LLP on behalf of the Underwriters.

Certain U.S. legal matters in connection with the Offering will be passed upon by Dorsey & Whitney LLP on behalf of the Company and by Skadden, Arps, Slate, Meagher & Flom LLP on behalf of the Underwriters and in respect of certain Canadian federal income tax considerations by Thorsteinssons LLP. As of the date hereof, the Company is advised that the partners and associates, as a group, of each of DuMoulin Black LLP, Blake, Cassels & Graydon LLP, Dorsey & Whitney LLP, and Thorsteinssons LLP, beneficially own, directly or indirectly, less than one percent of the outstanding common shares of the Company.
AUDITORS, TRANSFER AGENT AND REGISTRAR
The Company’s auditor is PricewaterhouseCoopers LLP, Chartered Accountants, of Suite 700, 250 Howe Street, Vancouver, British Columbia, V6C 3S7, Canada. PricewaterhouseCoopers LLP advised the Company that it is independent of the Company within the rules of professional conduct in British Columbia and in accordance with the applicable rules and regulations of the SEC.
The registrar and transfer agent for the Company’s Common Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario. The co-transfer agent and registrar for the Company’s Common Shares in the United States is Computershare Trust Company, N.A., at Suite #1700, 717 17th Street, Denver, CO 80202-3323.
EXPERTS
The Technical Report (see “Summary Description of Business - Bellekeno Property”) was prepared by an integrated team of personnel from Alexco, Wardrop and SRK. The updated mineral resource estimate for the Bellekeno Property was prepared by Alexco under the responsibility of Stanton Dodd, L. Geo., Vice President, Exploration and Robert Vincent Scartozzi, L.Geo., Chief Mine Geologist, with the analysis of specific gravity and variography performed by SRK under the responsibility of G. David Keller, P.Geo. The mining plan was prepared by SRK, with geotechnical study and design and the ground control management plan prepared under the responsibility of Bruce Murphy, FSAIMM, and mine design and estimation of minable resources prepared under the responsibility of Ken Reipas, P.Eng. All other components of the Technical Report, including design and costing of infrastructure, mineral processing and the economic analysis, were prepared by Wardrop under the responsibility of Hassan Ghaffari, P.Eng. Each of these named individuals is a Qualified Person as defined by NI 43-101.
G. David Keller, Bruce Murphy, Ken Reipas and Hassan Ghaffari are independent of Alexco as defined by NI 43-101. Stanton Dodd is Alexco’s Vice President, Exploration and Robert Vincent Scartozzi is Alexco’s Chief Mine Geologist, and accordingly neither is independent of Alexco as defined by NI 43-101. Both Stanton Dodd and Robert Vincent Scartozzi have each been granted stock options of Alexco, in each case representing less than one percent of the issued and outstanding Common Shares of the Company.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in British Columbia, Alberta, Ontario, Manitoba and Saskatchewan (the “Commissions”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Alexco at Suite 1150, 200 Granville Street, Vancouver, British Columbia, V6C 1S4, Canada, telephone: (604) 633-4888, and are also available on SEDAR which can be accessed electronically at www.sedar.com.
The following documents of the Company, which have been filed with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:
a.	Annual Information Form dated September 28, 2009 for the year ended June 30, 2009 and filed on SEDAR on September 28, 2009 under National Instrument 51-102;

b.	Audited consolidated financial statements of Alexco for the years ended June 30, 2009 and June 30, 2008, together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis, filed on SEDAR on September 28, 2009;

c.	Unaudited consolidated financial statements of Alexco for the three months ended September 30, 2009 and September 30, 2008, together with the notes thereto and related management’s discussion and analysis, filed on SEDAR on November 16, 2009;

d.	Material change report dated and filed on SEDAR on November 19, 2009 in respect of a material change that occurred November 11, 2009, being the completion of the development plan in respect of the Bellekeno mine;

e.	Material change report dated and filed on SEDAR on November 19, 2009 in respect of a material change that occurred November 18, 2009, being the issuance by the Government of Yukon of a Quartz Mining Licence for the Bellekeno mine;

f.	Material change report dated and filed on SEDAR on December 15, 2009 in respect of a material change that occurred December 10, 2009, being the entering into an underwriting agreement with respect to the offer and sale of up to 1,875,000 flow-through common shares of the Company (the “Private Placement”);

g.	Material change report dated and filed on SEDAR on December 15, 2009 in respect of a material change that occurred December 14, 2009, being the increase in the size of the Private Placement to 2,375,000 flow-through common shares of the Company;

h.	Material change report dated and filed on SEDAR on January 19, 2010 in respect of a material change that occurred January 19, 2010, being with respect to this Offering;

i.	Management information circular dated October 27, 2009 and filed on SEDAR on November 4, 2009 prepared in connection with Alexco’s annual general meeting of shareholders held on December 1, 2009; and

j.	The Technical Report.
Any annual information form, material change reports (other than confidential reports), comparative interim financial statements and related management’s discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), business acquisition report and all other documents of a type referred to above which are required to be filed by the Company with the Commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into and form an integral part of this Prospectus, as well as any other documents so filed by the Company which it expressly incorporates by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is filed or furnished by the Company with or to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act after the date of this Prospectus and prior to the termination of this Offering, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus from documents that it files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act.
Any documents incorporated or deemed to be incorporated by reference herein are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this Prospectus.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: the documents referred to under the heading “Documents Incorporated by Reference”; consent of the Company’s auditor, PricewaterhouseCoopers LLP; consent of DuMoulin Black LLP; consent of Thorsteinssons LLP; consent of Stanton Dodd, L.Geo; consent of Robert Vincent Scartozzi, L.Geo; consent of G. David Keller, P.Geo; consent of Bruce Murphy, FSAIMM; consent of Ken Reipas, P.Eng; consent of Hassan Ghaffari, P.Eng; the Underwriting Agreement; and powers of attorney from certain of the Company’s directors and officers (included on the signature pages of the registration statement).
ADDITIONAL INFORMATION
Alexco has filed with the SEC a registration statement on Form F-10 relating to the securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the registration statement are available on the SEC’s website at www.sec.gov. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance an investor should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
Alexco is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files with, or furnishes to, the SEC and the securities regulators in Canada reports and other information. Under a multijurisdictional disclosure system adopted by the United States, documents and other information that Alexco files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, Alexco is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, Alexco is not required to publish financial statements as promptly as U.S. companies.
Investors may read any document that Alexco has filed with the SEC at the SEC’s public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access their website at www.sec.gov for further information about the public reference room. Investors may read and download some of the documents Alexco has filed with the SEC’s Electronic Data Gathering and Retrieval system, which is commonly known by the acronym “EDGAR”, at www.sec.gov. Investors may read and download any public document that Alexco has filed with the Canadian securities regulatory authorities at www.sedar.com.
ENFORCEABILITY OF CIVIL LIABILITIES
Alexco is a corporation existing under the Business Corporations Act (British Columbia). A significant number of the Company’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon Alexco or its directors, officers and experts who are not residents of the United States or to enforce judgments of courts of the United States predicated upon Alexco’s civil liability under the United States federal securities laws against Alexco or its directors or officers. The Company has been advised by DuMoulin Black LLP, its Canadian counsel, that a judgment of a U.S. court predicated solely upon civil liability provisions of United States federal securities laws would probably be enforceable in British Columbia, Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by an British Columbia court for such purposes. The Company has also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in British Columbia in the first instance on the basis of liability predicated solely upon United States federal securities laws.
The Company has filed with the SEC, concurrently with the filing of the registration statement on Form F-10 relating to this Offering, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Alexco Resource U.S. Corp., Suite I-102, 88 Inverness Circle East, Englewood, Colorado 80112 as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning this Offering.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
INDEMNIFICATION
Under the Business Corporations Act (British Columbia), current or former directors or officers of a company or an associated corporation, or any of their heirs and personal or other legal representatives, are eligible to be indemnified by the company (each, an “eligible party”).
A company may indemnify an eligible party against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, certain proceedings incurred in connection with eligible proceedings and certain associated reasonable expenses. In certain circumstances, a company may advance expenses.
A company must not indemnify an eligible party in certain circumstances, including where the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or where, in proceedings other than civil proceedings, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct was lawful. In addition, a company must not indemnify an eligible party in proceedings brought against the eligible party by or on behalf of the company or an associated corporation.
Under the Articles of the Registrant, and subject to the Business Corporations Act (British Columbia), the Registrant must indemnify of a director or former director of the Registrant and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in an eligible proceeding and may advance expenses in respect of such proceeding provided that the Registrant has first received a written undertaking from the eligible party that, if it is ultimately determined that the payment of expenses is prohibited under the Business Corporations Act (British Columbia), the eligible party will repay the amounts advanced.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
EXHIBITS

Exhibit No.	Description

3.1	Underwriting Agreement

4.1*	Annual Information Form dated September 28, 2009 for the year ended June 30, 2009, filed with the Commission on September 28, 2009 as Exhibit 1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2009

4.2*	Audited consolidated financial statements of the Registrant for the years ended June 30, 2009 and June 30, 2008, together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis, filed with the Commission on September 28, 2009 as Exhibits 2 and 3, respectively, to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2009

4.3*	Unaudited consolidated financial statements of the Registrant for the three months ended September 30, 2009 and September 30, 2008, together with the notes thereto and related management’s discussion and analysis, furnished to the Commission under cover of Form 6-K on November 17, 2009

4.4*	Material change report dated November 19, 2009 in respect of a material change that occurred November 11, 2009, being the completion of the development plan in respect of the Bellekeno mine, furnished to the Commission under cover of Form 6-K on November 20, 2009

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Exhibit No.	Description

4.5*	Material change report dated November 19, 2009 in respect of a material change that occurred November 18, 2009, being the issuance by the Government of Yukon of a Quartz Mining Licence for the Bellekeno mine, furnished to the Commission under cover of Form 6-K on November 20, 2009

4.6*	Material change report dated December 15, 2009 in respect of a material change that occurred December 10, 2009, being the entering into an underwriting agreement with respect to the offer and sale of up to 1,875,000 flow-through common shares of the Company (the “Private Placement”), furnished to the Commission under cover of Form 6-K on December 16, 2009

4.7*	Material change report dated December 15, 2009 in respect of a material change that occurred December 14, 2009, being the increase in the size of the Private Placement to 2,375,000 flow-through common shares of the Company, furnished to the Commission under cover of Form 6-K on December 16, 2009

4.8*	Management information circular dated October 27, 2009 prepared in connection with the Registrant’s annual general meeting of shareholders held on December 1, 2009, furnished to the Commission under cover of Form 6-K on November 4, 2009

4.9*	The technical report, dated December 2, 2009, and entitled “Bellekeno Project — Updated Preliminary Economic Assessment Technical Report,” furnished to the Commission under cover of Form 6-K on December 7, 2009

4.10*	Material change report dated January 19, 2010 in respect of a material change that occurred January 19, 2010, being with respect to the offering under this Registration Statement, furnished to the Commission under cover of Form 6-K on January 20, 2010

5.1	Consent of PricewaterhouseCoopers LLP

5.2*	Consent of DuMoulin Black LLP, filed with the Commission as Exhibit 5.2 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.3*	Consent of Thorsteinssons LLP, filed with the Commission as Exhibit 5.3 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.4*	Consent of Stanton Dodd, L. Geo, filed with the Commission as Exhibit 5.4 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.5*	Consent of Vince Scartozzi, L. Geo., filed with the Commission as Exhibit 5.5 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.6*	Consent of G. David Keller, P. Geo., filed with the Commission as Exhibit 5.6 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.7*	Consent of Ken Reipas, P. Eng., filed with the Commission as Exhibit 5.7 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.8*	Consent of Hassan Ghaffari, P. Eng., filed with the Commission as Exhibit 5.8 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.9*	Consent of Bruce Murphy, FSAIMM, filed with the Commission as Exhibit 5.9 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

6.1*	Power of Attorney of certain officers and directors of the Registrant, filed with the Commission on the signature page to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

*	Previously filed or furnished to the Commission

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
Concurrently with the filing of the original Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on January 20, 2010.

ALEXCO RESOURCE CORP. (Registrant)
By:	/s/ Clynton R. Nauman
Clynton R. Nauman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on January 20, 2010.

Signature	Title	Date

/s/ Clynton R. Nauman Clynton R. Nauman	President, Chief Executive Officer and Director	January 20, 2010

/s/ David Whittle David Whittle	Chief Financial Officer	January 20, 2010

/s/ Michael Winn* Michael Winn	Chairman and Director	January 20, 2010

/s/ Rick Van Nieuwenhuyse* Rick Van Nieuwenhuyse	Director	January 20, 2010

/s/ David Searle* David Searle	Director	January 20, 2010

/s/ George Brack* George Brack	Director	January 20, 2010

/s/ Terry Krepiakevich* Terry Krepiakevich	Director	January 20, 2010

* - BY:

/s/ Clynton R. Nauman Clynton R. Nauman	Attorney-in-Fact	January 20, 2010
Pursuant to powers of attorney executed by the persons named above whose signatures are marked by an asterisk, Clynton R. Nauman, as attorney-in-fact, does hereby sign this amendment to the registration statement on behalf of each such person, in each case in the capacity indicated, on the date indicated. Such powers of attorney were filed as a part of the signature block of the Registrant’s Form F-10, filed with the Commission on January 19, 2010.
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Englewood, State of Colorado, on January 20, 2010.

ALEXCO RESOURCE U.S. CORP. /s/ David Whittle David Whittle	Authorized Representative in United States	January 20, 2010
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Underwriting Agreement

4.1*	Annual Information Form dated September 28, 2009 for the year ended June 30, 2009, filed with the Commission on September 28, 2009 as Exhibit 1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2009

4.2*	Audited consolidated financial statements of the Registrant for the years ended June 30, 2009 and June 30, 2008, together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis, filed with the Commission on September 28, 2009 as Exhibits 2 and 3, respectively, to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2009

4.3*	Unaudited consolidated financial statements of the Registrant for the three months ended September 30, 2009 and September 30, 2008, together with the notes thereto and related management’s discussion and analysis, furnished to the Commission under cover of Form 6-K on November 17, 2009

4.4*	Material change report dated November 19, 2009 in respect of a material change that occurred November 11, 2009, being the completion of the development plan in respect of the Bellekeno mine, furnished to the Commission under cover of Form 6-K on November 20, 2009

4.5*	Material change report dated November 19, 2009 in respect of a material change that occurred November 18, 2009, being the issuance by the Government of Yukon of a Quartz Mining Licence for the Bellekeno mine, furnished to the Commission under cover of Form 6-K on November 20, 2009

4.6*	Material change report dated December 15, 2009 in respect of a material change that occurred December 10, 2009, being the entering into an underwriting agreement with respect to the offer and sale of up to 1,875,000 flow-through common shares of the Company (the “Private Placement”), furnished to the Commission under cover of Form 6-K on December 16, 2009

4.7*	Material change report dated December 15, 2009 in respect of a material change that occurred December 14, 2009, being the increase in the size of the Private Placement to 2,375,000 flow-through common shares of the Company, furnished to the Commission under cover of Form 6-K on December 16, 2009

4.8*	Management information circular dated October 27, 2009 prepared in connection with the Registrant’s annual general meeting of shareholders held on December 1, 2009, furnished to the Commission under cover of Form 6-K on November 4, 2009

4.9*	The technical report, dated December 2, 2009, and entitled “Bellekeno Project — Updated Preliminary Economic Assessment Technical Report,” furnished to the Commission under cover of Form 6-K on December 7, 2009

4.10*	Material change report dated January 19, 2010 in respect of a material change that occurred January 19, 2010, being with respect to the offering under this Registration Statement, furnished to the Commission under cover of Form 6-K on January 20, 2010

5.1	Consent of PricewaterhouseCoopers LLP

5.2*	Consent of DuMoulin Black LLP, filed with the Commission as Exhibit 5.2 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.3*	Consent of Thorsteinssons LLP, filed with the Commission as Exhibit 5.3 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.4*	Consent of Stanton Dodd, L. Geo, filed with the Commission as Exhibit 5.4 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.5*	Consent of Vince Scartozzi, L. Geo., filed with the Commission as Exhibit 5.5 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.6*	Consent of G. David Keller, P. Geo., filed with the Commission as Exhibit 5.6 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.7*	Consent of Ken Reipas, P. Eng., filed with the Commission as Exhibit 5.7 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.8*	Consent of Hassan Ghaffari, P. Eng., filed with the Commission as Exhibit 5.8 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

5.9*	Consent of Bruce Murphy, FSAIMM, filed with the Commission as Exhibit 5.9 to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

6.1*	Power of Attorney of certain officers and directors of the Registrant, filed with the Commission on the signature page to the Registrant’s Registration Statement on Form F-10 filed on January 19, 2010

*	Previously filed or furnished to the Commission

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